UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016 (August 19, 2016)

MYOS RENS TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106 Cedar Knolls, New Jersey	07927
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 509-0444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the matter described below in Item 8.01, pursuant to the terms of the Purchase Agreement (defined below), Guiying Zhao resigned as a director of MYOS RENS Technology Inc. (the “Company”), effective August 23, 2016.

Item 8.01.	Other Matters.

As previously announced, on December 17, 2015, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with RENS Technology Inc. (“RENS”), pursuant to which RENS agreed to invest $20.25 million in the Company (the “Financing”) in exchange for (i) an aggregate of 3,537,037 shares (the “Shares”) of Common Stock and (ii) warrants to purchase an aggregate of 884,259 shares of Common Stock (the “Warrants”, and together with the Shares, the “Securities”). The Purchaser agreed to purchase the Securities in three tranches over twenty-four months. In the first tranche, which closed on March 3, 2016, the Purchaser acquired 1,500,000 Shares and 375,000 Warrants for $5.25 million. In the second tranche, which the parties agreed would close by September 3, 2016, the Purchaser would acquire 925,926 Shares and 231,481 Warrants for $5.0 million (the “Second Closing Subscription Amount”). In the third tranche, which the parties agreed would close by March 3, 2018, the Purchaser would acquire 1,111,111 Shares and 277,778 Warrants for $10.0 million.

Pursuant to the Purchase Agreement, in the event that RENS notifies the Company that it does not intend to fund the Second Closing Subscription Amount, RENS is required to take all requisite action to cause the resignation or removal of one of its designees on the Board of Directors of the Company.

On August 19, 2016, RENS notified the Company that RENS does not intend to fulfill its obligation to fund the second tranche of the Financing, notwithstanding confirmation by RENS to the Company in June 2016 that RENS would provide such funding in accordance with the terms of the Purchase Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOS RENS TECHNOLOGY INC.

Dated: August 24, 2016	/s/ K. Bryce Toussaint
Name: K. Bryce Toussaint
Title: Chief Executive Officer

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